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                                                                 Exhibit 10.19

October 20, 1995

Mr. Daniel J. McAthie
5408 Vining Point Road
Minnetonka, MN 55345

Dear Dan,

It is with great pleasure that I extend a modified offer for you to join our team! I believe that you can have a significant and immediate impact on our business, and I look forward to working with you.

The specifics of the terms of employment are:

- The position is Executive Vice President - CFO and CAO reporting directly to me. You will also be a member of our Senior Management Team and participate on our various senior operating committees. Your ability and opportunity to influence the strategic direction and success of Select Comfort will be maximized in this way.

-   The compensation is as follows:

    - Base salary of $175,000 per year subject to performance based adjustment at least once per year;

    - Participation in the Senior Management Incentive Plan which in 1995 provides a payout of up to 80% of base salary if certain performance criteria is met. The primary performance criteria is business profitability with a Plan performance earning a 50% payout level; of course, if a minimum profitability level is not reached, no incentive would be earned;

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    -    Incentive Stock Options in the amount of 85,000 common shares priced at an exercise price of $4.80 per share. The options will vest monthly over a 36-month period of employment and have a 10-year exercise term (the stock has a potential of being valued at $1.5 - $2.0 million within twenty-four months, see attached Montgomery assessment); additional options could be granted on the basis of performance.

    - Four weeks paid vacation plus medical, dental, short-term and long-term disability insurance options;

    - Participation in Select Comfort's 401(k) Plan which in 1995 provides for Company matching of up to $.50 on every dollar you contribute up to 6% of your base salary. The amount of matching is based upon Company profitability relative to fiscal plan;

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    -    You will be entitled to a minimum severence payment equal to nine month's base salary should your employment be involuntarily terminated without cause.

I believe the above covers all essential points of the terms of employment.

I am very excited about the possibility of you joining our Management Team and the people who have met you look forward to your contributions. I believe your vision, technical skills and leadership abilities are the right combination to help Select Comfort become a world-wide innovative leader. I also look forward to you and I forming an effective team that will take the investment community by storm!

Per our conversation, I am looking forward to a response from you on Monday, October 23rd.

Sincerely,

/s/

Mark de Naray
President and CEO

MdeN/bms

c:        Ms. Karen Jones - Vice President, Human Resources
          Mr. David Nosal - Heidrick & Struggles